UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2013

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (312) 394-7398	23-2990190

333-85496	EXELON GENERATION COMPANY, LLC (a Pennsylvania limited liability company) 300 Exelon Way Kennett Square, Pennsylvania 19348-2473 (610) 765-5959	23-3064219

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

On July 29, 2013, Exelon Corporation (Exelon), Exelon Generation Company LLC (Generation) and subsidiaries of Generation entered into a Master Agreement with Electricité de France, S.A. (EDF), EDF Inc. (EDFI), a subsidiary of EDF, Constellation Energy Nuclear Group LLC (CENG), and subsidiaries of CENG. The Master Agreement contemplates that the parties will execute a series of additional agreements at a closing that will occur following the receipt of regulatory approvals and the satisfaction of other customary closing conditions. Exelon currently expects that the closing will occur late in the first quarter or early in the second quarter of 2014.

At the closing, Generation, CENG and subsidiaries of CENG will execute a Nuclear Operating Services Agreement pursuant to which Generation will operate the CENG nuclear generation fleet owned by CENG subsidiaries and provide corporate and administrative services for the remaining life of the CENG nuclear plants as if they were a part of the Generation nuclear fleet, subject to EDFI’s rights as a member of CENG. CENG will reimburse Generation for its direct and allocated costs for such services.

At the closing, Generation will also make a $400 million loan to CENG bearing interest at 5.25% per annum, payable out of specified available cash flows of CENG. Immediately following receipt of the proceeds of such loan, CENG will make a $400 million special distribution to EDFI.

At the closing, the parties will also execute a Fourth Amended and Restated Operating Agreement for CENG, pursuant to which, among other things, CENG will commit to make preferred distributions to Generation (after repayment of the $400 million loan) quarterly out of specified available cash flows, until Generation has received aggregate distributions of $400 million plus a return of 8.5% per annum from the date of the special distribution to EDFI.

At the closing, Generation and EDFI will also enter into a Put Option Agreement pursuant to which EDF Inc. will have an option, exercisable beginning in 2016 and thereafter until June 30, 2022, to sell its 49.99% interest in CENG to Generation for a fair market value price determined by agreement of the parties, or absent agreement, a third party arbitration process. The beginning of the exercise period will be accelerated if Exelon’s affiliates cease to own a majority of CENG and exercise a related right to terminate the Nuclear Operating Services Agreement. In addition, under limited circumstances, the period for exercise of the put option may be extended for 18 months.

At the closing, Generation will also execute an Indemnity Agreement pursuant to which Generation will indemnify EDF and its affiliates against third party claims that may arise from any future nuclear incident (as defined in the Price Anderson Act) in connection with the CENG nuclear plants or their operations. Exelon will guarantee Generation’s obligations under this indemnity.

Currently Generation accounts for its investment in CENG under the equity method of accounting. The execution of the agreements described above at the closing could result in Generation being required to consolidate the financial position and results of operations of CENG following the closing. If that accounting change were to occur, Generation would be required to re-measure its investment in CENG to fair value, with any difference between the carrying value and fair value at that date recognized as a gain or loss, which could be material to Generation’s and Exelon’s results of operations.

* * * * *

This combined Form 8-K is being furnished separately by Exelon Corporation and Exelon Generation Company, LLC (Registrants). Information contained herein relating to any individual Registrant has been furnished by such Registrant on its own behalf. No Registrant makes any representation as to information relating to any other Registrant.

This Current Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon Corporation and Exelon Generation Company, LLC (Registrants) include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2012 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 19; (2) Exelon’s First Quarter 2013 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 17; and (3) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION

/s/ Jonathan W. Thayer
Jonathan W. Thayer
Executive Vice President and Chief Financial Officer
Exelon Corporation

EXELON GENERATION COMPANY, LLC

/s/ Bryan P. Wright
Bryan P. Wright
Senior Vice President and Chief Financial Officer
Exelon Generation Company, LLC

July 30, 2013